Exhibit 99.(e)(2)

AMENDMENT NO. 1
TO THE

DISTRIBUTION AGREEMENT

Amendment No.1 dated August 6, 2025 (“Amendment No. 1”) to the Distribution Agreement dated September 4, 2024 (the "Agreement”) between Russell Investments Financial Services, LLC, a Washington Limited Liability Company (the “Distributor”) and Venerable Variable Insurance Trust, a Delaware statutory trust (the “Investment Company”).

The Distributor and the Investment Company hereby agree to modify and amend the Agreement as follows:

1.	New Fund. Effective August 6, 2025, the following New Fund is hereby added to the Agreement on the terms and conditions contained in the Agreement:

Venerable US Large Cap Core Equity Fund

2.	Schedule A. Schedule A to the Agreement, which sets forth each series of the Investment Company, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESSS WEHREOF, the parties have executed and delivered this Amendment No.1 as of the date first above set forth.

RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC

By:	/s/ Mary Beth Albaneze
Name: Mary Beth Albaneze
Title: Secretary

VENERABLE VARIABLE INSURANCE TRUST

By:	/s/ Michal Levy
Name: Michal Levy
Title: President

AMENDMENT NO. 1

EXHIBIT A

Fund
Venerable High Yield Fund
Venerable Large Cap Index Fund
Venerable Moderate Allocation Fund
Venerable Strategic Bond Fund
Venerable US Large Cap Strategic Equity Fund
Venerable US Large Cap Core Equity Fund